EXHIBIT 99.1

Contacts:	Leiv Lea Pharmacyclics, Inc. (408) 774-0330 Carolyn Wang WeissComm Partners (415) 946-1056

PHARMACYCLICS ANNOUNCES MULTIPLE PRESENTATIONS AT THE AMERICAN ASSOCIATION FOR CANCER RESEARCH ANNUAL MEETING

Sunnyvale, Calif., April 3, 2008 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced multiple presentations on its novel oncology and autoimmune disease drug candidates at the American Association for Cancer Research (AACR) 2008 Annual Meeting being held April 12-16, 2008, at the San Diego Convention Center in San Diego, CA.

Several presentations relate to the company's histone deacetylase( HDAC) inhibitor, which is now in a multicenter Phase 1 clinical trial, and the use of proprietary biomarkers to predict drug sensitivity. An additional presentation describes the activity of an HDAC-8 selective inhibitor that has demonstrated anti-inflammatory properties in preclinical studies.

The presentations are as follows:

Sunday, April 13, 2008:

  Session: Histone Deacetylase Inhibitors and Cell Cycle Inhibitors
  Poster presentation: The histone deacetylase-8 selective inhibitor PCI-34051 displays both anti-neoplastic and anti- inflammatory activities by inducing apoptosis in T-cell derived tumors and blocking IL-1β secretion in monocytes
  Abstract #742: 8:00 a.m. - 12:00 p.m.
  Presenter: Sriram Balasubramanian, Ph.D., Pharmacyclics, Inc.
  Session: Histone Deacetylase Inhibitors and Cell Cycle Inhibitors
  Poster presentation: PCI-24781, a novel hydroxamic acid HDAC inhibitor, raises intracellular levels of reactive oxygen species, induces apoptosis and inhibits NFkB in leukemia models
  Abstract #741: 8:00 a.m. - 12:00 p.m.
  Presenter: Shan Gao, University of Texas MD Anderson Cancer Center

Monday, April 14, 2008:

  Session: Histone Deacetylase and Heat Shock Protein Inhibitors
  Oral presentation: Effects of histone deacetylase (HDAC) inhibitor PCI-24781 on the development of gallbladder carcinoma in BK5.erbB2 mice
  Abstract #2447: 11:10 - 11:25 a.m.
  Presenter: Kaoru Kiguchi, M.D., Ph.D., The University of Texas MD Anderson Cancer Center
  Session: Novel Biological Therapy Agents
  Poster presentation: Levels of tonic BCR signaling predict response to the Btk inhibitor PCI-32765
  Abstract #2396: 8:00 a.m. - 12:00 p.m.
  Presenter: Joseph Buggy, Ph.D., Pharmacyclics, Inc.

Tuesday, April 15, 2008

  Session: Molecular Predictors of Drug Sensitivity and Resistance
  Oral presentation: Multiple mechanisms of apoptosis induction by the histone deacetylase inhibitor PCI-24781 lead to predictive efficacy biomarkers
  Abstract #3613: 8:00 a.m. - 12:00 p.m.
  Presenter: Sriram Balasubramanian, Ph.D., Pharmacyclics, Inc.

Wednesday, April 16, 2008

  Session: Novel Small Molecule Cancer Therapeutics 1
  Oral presentation: PCI-27483, a small molecule inhibitor of Factor VIIa, inhibits growth of BxPC3 pancreatic adenocarcinoma xenograft tumors
  Abstract #5669: 8:00 a.m. - 12:00 p.m.
  Presenter: Joseph Buggy, Ph.D., Pharmacyclics, Inc.

"Our strong presence at the AACR meeting highlights the breadth of our product portfolio in cancer and autoimmune diseases," said Richard A. Miller, M.D., president and chief executive officer of Pharmacyclics. "In addition to data on our HDAC inhibitor, other presentations describe our Factor VIIa and Btk inhibitors, which we anticipate will enter clinical testing later this year."

About Pharmacyclics
Pharmacyclics is a pharmaceutical company developing innovative products to treat cancer and other serious diseases. The company is leveraging its small- molecule drug development expertise to build a pipeline in oncology and other diseases based on a wide range of targets, pathways and mechanisms. More information about the company, its technology, and products can be found at www.pharmacyclics.com. Pharmacyclics® and the "pentadentate" logo® are registered trademarks of Pharmacyclics, Inc.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "project," "believe," "will," "may," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with our ability to estimate accurately the amount of cash to be used to fund operations over the next 12 months, our ability to obtain future financing and fund the product development of our pipeline; the initiation, timing, design, enrollment and cost of clinical trials and preclinical studies; unexpected delays in clinical trials and preclinical studies and the timing for making related regulatory filings; our ability to establish successful partnerships and collaborations with third parties; the regulatory approval process in the United States and other countries; our future capital requirements; and the fact that data from preclinical studies and Phase 1 or Phase 2 clinical trials may not necessarily be indicative of future clinical trial results. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-K for the period ended June 30, 2007 and its subsequently filed quarterly reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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